Exhibit 99.1

Company contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Tel: +86 53 8620 2206
Email: IR@chinabiologic.com
www.chinabiologic.com

FOR IMMEDIATE RELEASE

China Biologic’s 2 Plasma Collection Stations in Guizhou Province Have Been Inspected and Relicensed, 4 Other Stations in Disallowed Counties Closed on August 1, 2011

TAI’AN, China, August 1, 2011 /PRNewswire-Asia-FirstCall/ – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic,” or the “Company”), a leading plasma-based biopharmaceutical company in China, today announced that 2 of its plasma collection stations, in Pu Ding and Huang Ping counties in the Guizhou Province, passed inspection and have been relicensed today for operation for 2 years, and will continue to operate.

As previously announced, the Guizhou Health Department on July 15, 2011 issued the revised “Plan for Guizhou Provincial Blood Collection Institutional Setting (2011-2014)” (the “Revised Plan”). In the relevant part, the Revised Plan states that “in accordance with the demographic distribution, economic development condition, disease prevalence, and actual situation of plasma supply for the manufacturing of blood-based products, plasma collection stations will be set up in 4 counties, including Kai Yang, Du Shang, Pu Ding, Huang Ping, etc."

China Biologic’s 54% indirectly owned subsidiary, Guizhou Taibang Biological Technologies Co., Ltd. (“Guizhou Taibang”), had 6 active plasma collection stations operating in the Guizhou Province. The expiration date of the licenses for the 6 plasma collection stations was July 31, 2011. In March 2011, all 6 stations submitted their requests to their respective county health department in which they are located for the inspections required to renew their licenses. All 6 stations passed the preliminary inspections by the county and subsequently by the municipal health departments in March and April, respectively. In late April, Guizhou Taibang was notified by the relevant health departments that these stations’ license renewal requests had been submitted to the Guizhou Provincial Health Department for review.

Among these 6 active plasma collection stations, these 2 stations located in the counties included in the Revised Plan (Pu Ding and Huang Ping) were inspected by the Guizhou Provincial Health Department on July 22, 2011 and were relicensed on August 1, 2011.

The licenses for these 4 other plasma collection stations in Dan Zhai, Wei Ning, San Sui, and Na Yong counties have expired on July 31, 2011 and have not been inspected and relicensed. The Company expects these 4 stations will cease operations until at least August 1, 2013. In addition, Guizhou Taibang has 1 inactive plasma collection station that is not expected to be licensed as planned, because it is in Zhengyuan County, a location not included in the Revised Plan.

The Company is currently evaluating the effect of the Revised Plan and the closing of the 4 active plasma collection stations including, among other items, the potential reduction in China Biologic’s previously issued financial guidance for the year 2011, potential reduction in its business operations and financial performance in current and future periods, potential assets impairments associated with the closing of these plasma collection stations and the 1 inactive station, and other possible effects.

In a bid to mitigate the impacts from the closing of the 4 plasma collection stations in Guizhou Province, the Company is exploring alternative solutions and opportunities, but no assurance can be given that it will be successful in doing so. Among all of the Company’s efforts, the Company is (1) minimizing the writing off of already collected plasma from these 4 stations by performing all tests needed as required by the 90-day quarantine rules, (2) reallocating resources from the closed stations to maximize their utilization within the Company, and (3) contemplating new regions to apply for new plasma stations.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd., and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe Harbor Statement

This news release includes forward-looking statements including, among others, those concerning the implementation of the Revised Plan, the closing of 4 plasma collection stations in Guizhou, and the expected effect on our financial performance, business operations, and our ability to seek alternative solutions and opportunities, as well as all assumptions, expectations, predictions, intentions, or beliefs about future events. Forward-looking statements can in some cases be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “should,” “will,” or similar expressions. Factors that could cause actual results to differ materially from our forward-looking statements include our potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential additional regulatory restrictions on our operations. For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this news release, please see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our subsequent SEC filings. Copies of filings made with the SEC are available through the Company’s website at www.chinabiologic.com and through SEC’s website at www.sec.gov. Future business decisions are subject to change and the Company does not undertake to update the forward-looking statements contained in this news release except as required by law.

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